Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated March 17, 2010 relating to the financial statements of ZIOPHARM Oncology, Inc. as of December 31, 2009, and for each of the years in the two-year period ended December 31, 2009, and to all references to our Firm made part of this Registration Statement on Form S-3 filed on May 18, 2011.

/s/ Caturano and Company, Inc.

Boston, Massachusetts
May 18, 2011